Exhibit 99.1

Cloudflare Acquires S2 Systems Corporation for Next-Gen Browser Isolation
Acquisition brings patented technology to Cloudflare for Teams

San Francisco, CA, January 7, 2020 — Cloudflare, Inc. (NYSE: NET), the security, performance, and reliability company helping to build a better Internet, today announced that it has acquired S2 Systems Corporation (S2), a company that has developed patented browser isolation technology to make everyday web browsing safer and faster. Following this acquisition, Cloudflare expects to add S2’s technology to Cloudflare Gateway, part of Cloudflare for Teams, a new security suite that is designed to protect corporate employees and data without sacrificing performance.

S2, based in Kirkland, Washington, has developed browser isolation technology that executes browser code on cloud servers rather than on a user’s device. The solution keeps security threats away from the device, only sending rendering instructions to the viewer’s browser. Users navigate the Internet without adding risk posed by threats across the public Internet.

Existing solutions typically rely on streaming video of web content (pixel streaming) or attempting to sanitize known malicious content (DOM reconstruction) that forces users to make a tradeoff between security and performance. S2’s approach is designed to avoid this tradeoff. Cloudflare expects that S2’s technology will be able to protect endpoints from zero-day vulnerabilities without sacrificing speed, website compatibility, or user experience.

“The experienced team at S2 Systems has built an advanced technology that we believe surpasses other browser isolation technologies,” said Matthew Prince, co-founder and CEO of Cloudflare. “When we met their team and evaluated the technology they’ve built, we knew that they had the missing piece we needed to support our Gateway product and build out our new Cloudflare for Teams capabilities. We can’t wait to integrate their stellar team within Cloudflare and utilize their remarkable technology in our platform as we continue to help build a better Internet.”

“Cloudflare’s team is nimble and mission-led, and we felt there were great synergies across our teams and alignment across our ambitions and goals. Their ability to run code at the edge—the way it should be run—is unlike anything we’ve seen before, and we’re excited to join our technology with their existing platform,” said Darren Remington, co-founder of S2 Systems. “In joining Cloudflare’s team,” said David Harnett, co-founder and CEO of S2 Systems, “we truly feel that we can make a difference across the whole Internet, by making it faster, better, and safer for all users.”

Customers and industry peers agree:

Amit Mital, former CTO of Symantec and current CEO of Kernel Labs said, “S2’s technology is an innovative approach that changes the fundamental calculus for remote browser isolation. When combined with the global Cloudflare network and edge compute capabilities of Cloudflare Workers, it represents a revolution of the browser and how we securely interact with the web.”

“We have been testing S2’s cloud browser and are blown away by the capabilities of this system. We’ve evaluated other remote browser isolation solutions and the S2 Systems approach is an exciting breakthrough in this space,” said John Carreno, VP IT Infrastructure and Operations at ARS.

“Our company is a national consulting firm serving enterprise clients who need a web browsing solution that provides security without compromising user experience or website compatibility,” said Ryan

Janzen, Managing Partner at Teleion Consulting. “The S2 cloud browser checks every box. It is not only transparent, but faster than regular browsing.”

S2’s founding team members are former senior Microsoft employees and have strong backgrounds in Enterprise technology. As a result of the acquisition, the S2 team has joined Cloudflare and is located at Cloudflare’s new office in the Seattle metropolitan area.

To learn more, please check out the resources below:

•Browser Isolation Blog
•Cloudflare for Teams Blog
•Cloudflare for Teams Announcement
•Cloudflare for Teams Landing Page

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “explore,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words, or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. However, not all forward-looking statements contain these identifying words. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding our technological development, our reputation and performance in the market, general market trends, our plans and objectives for integration of S2, future operations, growth, initiatives, or strategies, and comments made by our CEO and others. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q filed on November 12, 2019, as well as other filings that we may make from time to time with the SEC.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

About Cloudflare

Cloudflare, Inc. (www.cloudflare.com / @cloudflare) is on a mission to help build a better Internet. Cloudflare’s platform protects and accelerates any Internet application online without adding hardware, installing software, or changing a line of code. Internet properties powered by Cloudflare have all web traffic routed through its intelligent global network, which gets smarter with every request. As a result, they see significant improvement in performance and a decrease in spam and other attacks. Cloudflare was named to Entrepreneur Magazine’s Top Company Cultures 2018 list and ranked among the World’s Most Innovative Companies by Fast Company in 2019. Headquartered in San Francisco, CA, Cloudflare

has offices in Austin, TX, Champaign, IL, Kirkland, WA, New York, NY, San Jose, CA, Washington, D.C., Lisbon, London, Munich, Beijing, Singapore, and Sydney.

Investor Relations Information
Jayson Noland
ir@cloudflare.com

Press Contact Information
Daniella Vallurupalli
press@cloudflare.com

Source: Cloudflare, Inc.